Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Ellie Mae, Inc. (the “Company”) and Del Mar Datatrac, Inc. (“DMD”) after giving effect to (1) the consummation of the acquisition of all of the outstanding shares of DMD by the Company (the “Acquisition”) pursuant to that certain Stock Purchase Agreement , dated as of August 15, 2011, by and among Ellie Mae, Inc., Northgate Private Equity Partners III, L.P., NPEP III-Q, L.L.C., TVC Capital L.P., TVC Capital 12-4-0 Fund L.P., TVC Capital Partners L.P., TVC Capital, LLC , as Sellers’ Representative, and certain listed management employees of DMD, and (2) the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of June 30, 2011 is presented as if the Acquisition had occurred on June 30, 2011. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2011 and year ended December 31, 2010 are presented as if the Acquisition had occurred on January 1, 2010 with recurring acquisition-related adjustments reflected in each of the periods.

Determination of the DMD purchase price and fair value of assets and liabilities acquired as used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as the Company finalizes the valuations of the net tangible assets and intangible assets. Any change could result in material variances between the Company’s future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma condensed combined financial statements are prepared for illustrative purposes only and are not necessarily indicative of or intended to represent the results that would have been achieved had the Acquisition been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve on a consolidated basis .

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements for the year ended December 31, 2010 and accompanying notes included in the Company’s prospectus dated April 14, 2011 filed with the Securities and Exchange Commission (File No. 333-166438), pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the Company’s Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2011.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2011

(in thousands, except share and per share amounts)

	Historical
	Ellie Mae June 30, 2011	DMD June 30, 2011	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$35,137	$1,119	$(17,188	)(a)	$19,068
Short-term investments	2,446	—	—		2,446
Accounts receivable, net	4,817	1,178	(123	)(a)	5,872
Prepaid expenses and other	1,026	66	—		1,092

Total current assets	43,426	2,363	(17,311)		28,478
Property and equipment, net	5,038	278	(6	)(a)	5,310
Deposits and other assets	108	32	—		140
Note receivable	1,018	—	—		1,018
Other intangibles, net	939	695	7,205	(a)	8,839
Goodwill	31,965	2,774	13,685	(a)	48,424

Total assets	$82,494	$6,142	$3,573		$92,209

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,501	$605	$—		$3,106
Accrued and other current liabilities	3,203	369	—		3,572
Deferred revenue	2,897	2,218	(1,083	)(a)	4,032
Deferred rent	203	—	—		203
Leases payable	12	6	—		18

Total current liabilities	8,816	3,198	(1,083)		10,931
Deferred revenue, net of current portion	212	—	—		212
Deferred rent, net of current portion	707	—	—		707
Acquisition holdback	—	—	7,593	(a)	7,593
Other long term liabilities	350	—	—		350
Leases payable, net of current portion	—	7	—		7

Total liabilities	10,085	3,205	6,510		19,800
Redeemable convertible preferred stock, $0.0001 par value per share; 10,000,000 authorized shares, 0 shares issued and outstanding as of June 30, 2011	—	—	—		—
Stockholders’ equity (deficit)
Common stock, $0.0001 par value per share; 140,000,000 authorized shares, 20,689,893 shares issued and outstanding as of June 30, 2011	2	5,000	(5,000	)(a)	2
Additional paid-in capital	114,022	107	(107	)(a)	114,022
Accumulated deficit	(41,615)	(2,170)	2,170	(a)	(41,615)

Total stockholders’ equity (deficit)	72,409	2,937	(2,937)		72,409

Total liabilities and stockholders’ equity (deficit)	$82,494	$6,142	$3,573		$92,209

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

(in thousands, except share and per share amounts)

	Historical
	Ellie Mae for Year Ended December 31, 2010	DMD for Year Ended December 31, 2010	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Revenues	$43,234	$7,784	$(544	)(b)	$50,474
Cost of revenues	12,505	1,734	320	(c)	14,559

Gross profit	30,729	6,050	(864)		35,915

Operating expenses:
Sales and marketing	9,555	1,675	905	(c)	12,135
Research and development	10,468	2,419	—		12,887
General and administrative	9,823	2,279	—		12,102

	29,846	6,373	905		37,124

Income (loss) from operations	883	(323)	(1,769)		(1,209)

Interest expense	(29)	(1)	(215	)(e)	(245)
Interest income	148	—	—		148

Income (loss) before income taxes	1,002	(324)	(1,984)		(1,306)

Income tax provision	225	17	—		242

Net income (loss)	$777	$(341)	$(1,984)		$(1,548)

Net income (loss) per share:
Basic	$0.22				$(0.44)
Diluted	$0.05				$(0.44)

Weighted average shares used in calculation:
Basic	3,495,731				3,495,731
Diluted	17,146,735				3,495,731

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2011

(in thousands, except share and per share amounts)

	Historical
	Ellie Mae for Six months ended June 30, 2011	DMD for Six months ended June 30, 2011	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Revenues	$22,067	$4,598	$(272	)(b)	$26,393
Cost of revenues	6,875	1,560	160	(c)	8,595

Gross profit	15,192	3,038	(432)		17,798

Operating expenses:
Sales and marketing	4,948	996	452	(c)	6,396
Research and development	5,410	1,316			6,726
General and administrative	5,727	1,203	(129	)(d)	6,801

	16,085	3,515	323		19,923

Loss from operations	(893)	(477)	(755)		(2,125)

Interest expense	(3)	(1)	(68	)(e)	(72)
Interest income	82	—	—		82

Loss before income taxes	(814)	(478)	(823)		(2,115)

Income tax provision	25	1	—		26

Net loss	$(839)	$(479)	$(823)		$(2,141)

Net income per share:
Basic	$(0.08)				$(0.21)
Diluted	$(0.08)				$(0.21)

Weighted average shares used in calculation:
Basic	10,412,469				10,412,469
Diluted	10,412,469				10,412,469

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Preliminary Allocation of Consideration Transferred

On August 15, 2011, the Company entered into a Stock Purchase Agreement and acquired all of the outstanding shares of DMD, a mortgage lending automation business, for a total purchase consideration of approximately $25.2 million in cash, of which $17.2 million was paid at closing subject to a post-closing working capital adjustment and the remaining $8.0 million (the “holdback”) will be paid without interest as follows: (i) $3.0 million on August 15, 2012; (ii) $3.0 million on August 15, 2013; and (iii) $2.0 million August 15, 2014 (the “Acquisition”). The Company did not issue any equity instruments or assume any outstanding stock options to purchase capital stock of DMD in the Acquisition.

The Acquisition will be accounted for as a business combination under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The estimated total purchase price of $24.8 million, net of $0.4 million of imputed interest related to the holdback, has been allocated to the net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of June 30, 2011, as follows (in thousands):

Current Assets	$2,240
Property and equipment	272
Other long-term assets	32
Amortizable intangible assets:
Customer relationships	4,220
Maintenance relationships	2,490
Developed technology	960
Tradename	230
Indefinite-lived intangible assets:
Goodwill	16,459

Total assets acquired	26,903

Deferred revenue, current	(1,135)
Other current liabilities	(980)
Long-term liabilities	(7)

Total liabilities assumed	(2,122)

Net assets acquired	$24,781

Customer relationships relate to the Company’s ability to sell existing and future versions of the Company’s products and services to existing DMD customers. The fair value of the customer relationships was determined by discounting the estimated net future cash flows of the customer contracts. The Company will amortize customer relationships on a straight-line basis over an estimated life of 6 years.

Maintenance relationships relate to DMD’s existing maintenance contracts and the Company’s ability to sell existing and future versions of the Company’s products and services to existing DMD customers. The fair value of the maintenance relationships was determined by discounting the estimated net future cash flows from those maintenance customer contracts. The Company will amortize the assets on a straight-line basis over an estimated life of 9 years.

Developed technology consists of products which have reached technological feasibility and relate to mortgage lending solutions. The value of the developed technology was determined by discounting the estimated net future cash flows of these products. The Company will amortize the existing and core technology on a straight-line basis over estimated life of 3 years.

Tradename represents various DMD brands, registered product names and marks. The fair value of tradename was determined by estimating a benefit from owning the asset rather than paying a royalty to a third party for the use of the asset. The Company will amortize the asset on a straight-line basis over an estimated life of 3 years.

Of the total estimated purchase price paid at the time of the Acquisition, approximately $16.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets and is not deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and intangible assets was the acquisition of an assembled workforce of experienced mortgage origination software development engineers, synergies in products, technologies, skillsets, operations, customer base and organizational cultures that can be leveraged to enable the Company to build an enterprise value greater than the sum of its parts. In accordance with Accounting Standards Codification Topic 350, Intangibles – Goodwill and Other, goodwill will not be amortized but instead be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that the Company determines that the value of goodwill has become impaired, it will record an expense for the amount impaired during the fiscal quarter in which the determination is made.

Upon completion of the fair value assessment after the Acquisition, the Company anticipates that the final purchase price allocation will differ from the preliminary allocation outlined above. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of DMD’s operations up to the date of completion of the Acquisition. The actual amounts recorded may differ materially from the information presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, with any residual amount recorded as goodwill.

2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and statements of operations are as follows:

(a)	To record the initial purchase accounting entries as of June 30, 2011, including the allocation of fair values of the associated tangible assets, intangible assets, goodwill and acquired liabilities, to eliminate historical DMD shareholders equity balances, to record the estimated use of cash to fund the cash portion of the Acquisition, and to record the net present value of the remaining amounts due related to the holdback payments.

(b)	To record the adjustment of the deferred revenue to fair value at a discount of approximately 34% of the prior carrying value and the resulting impact on subsequent recognized revenue.

The estimated fair value of the deferred revenue was calculated based on the estimated direct costs to fulfill the related future legal performance obligations with an assumed profit margin over the remaining terms of the maintenance or service contracts, as applicable. The assumed profit margin is an estimate of the margin to be generated by a market participant and may differ from actual margins to be realized by the Company on these contracts in future periods.

(c)	To record the amortization of intangible assets over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. The pro forma amounts have been reduced by the amounts already recorded in the DMD financial statements for the amortization of customer lists.

The amortization of intangible assets is included in cost of revenue and sales and marketing expenses as follows:

	Estimated Value	Expected Life	Expense For Six Months Ended June 30, 2011	Expense For Twelve Month Ended December 31, 2010
	(in thousands, except expected life data)
Amortization of intangible assets included in cost of revenue
Developed Technology	$960	3 yrs	$160	$320

Amortization of intangible assets included in sales and marketing expenses
Customer Relationships	4,220	6 yrs	352	703
Maintenance Relationships	2,490	9 yrs	138	277
Tradename	230	3 yrs	38	77

	$7,900		$528	$1,057
Less: DMD customer list amortization			(76)	(152)

Pro forma adjustments			$452	$905

(d)	To record the reduction of direct acquisition costs and fees included in the historical results of operations for the Company as these costs are not expected to have a continuing impact beyond the next 12 months.

(e)	To record the estimated accretion of the holdback payments to face value, for which the associated payments were discounted at an effective annual interest rate of 2.8%.